Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-264799 and 333‑239036 on Form S-3ASR and in Registration Statement Nos. 333-261304, 333‑215042, 333-215043, 333‑201863, and 333‑231354 on Form S‑8 of our report dated November 16, 2022 (June 6, 2023, as to the change in segment reporting disclosed in Notes 1, 2, and 14) relating to the consolidated financial statements of Spire Inc. and subsidiaries appearing in this Current Report on Form 8-K dated June 6, 2023.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 6, 2023